                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM 15

           Certification and Notice of Termination of Registration
         under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
             and 15(d) of the Securities Exchange Act of 1934

                      Commission File Number 000-23134
                                             ---------

                   Peoples Bank Corporation of Indianapolis
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)

    130 East Market Street, Indianapolis, Indiana 46204; (317) 237-8121
---------------------------------------------------------------------------
        (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

              Nonvoting Common Shares, no par value per share
       --------------------------------------------------------------
          (Title of each class of securities covered by this Form)

                                 None
        -------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  /X/             Rule 12h-3(b)(1)(ii)  / /
     Rule 12g-4(a)(1)(ii) / /             Rule 12h-3(b)(2)(i)   / /
     Rule 12g-4(a)(2)(i)  / /             Rule 12h-3(b)(2)(ii)  / /
     Rule 12g-4(a)(2)(ii) / /             Rule 15d-6            / /
     Rule 12h-3(b)(1)(i)  / /

     Approximate number of holders of record as of the certification or notice date: None.
            --------

     Pursuant to the requirements of the Securities Exchange Act of 1934, Peoples Bank Corporation of Indianapolis has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated: November 19, 1999      By:    /s/ PAUL L. REYNOLDS
                                     ------------------------
                              Name:  Paul L. Reynolds
                              Title: Assistant Secretary of Fifth Third Bancorp
                                     (successor by merger to Peoples Bank
                                     Corporation of Indianapolis)